CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A (“Registration Statement”) of our reports relating to the financial statements and financial highlights of the funds listed below, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Report of Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

Fund	Report Date

Putnam Massachusetts Tax Exempt Income Fund	July 15, 2016

Putnam Michigan Tax Exempt Income Fund	July 13, 2016

Putnam Minnesota Tax Exempt Income Fund	July 13, 2016

Putnam Ohio Tax Exempt Income Fund	July 14, 2016

Putnam New Jersey Tax Exempt Income Fund	July 14, 2016

Putnam Pennsylvania Tax Exempt Income Fund	July 15, 2016

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 22, 2017